CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 110 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 28, 2008 relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of John Hancock Balanced Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, also constituting part of the Post-Effective Amendment listed above, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.